SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2011 (November 7, 2011)

KNIGHT CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-14223	22-3689303
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Knight Capital Group, Inc.

Current Report on Form 8-K

EXPLANATORY NOTE

This Form 8-K/A amends the Form 8-K filed by Knight Capital Group, Inc. (collectively with its affiliates, the “Company” or “Knight”) with the U.S. Securities and Exchange Commission on November 4, 2011 (the “Original 8-K”) to provide additional information regarding Gregory C. Voetsch’s termination of employment with Knight effective October 31, 2011 (the “Separation Date”). The information contained under Items 5.02 and 9.01 of the Original 8-K are unchanged.

Section 5 Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) In connection with Gregory C. Voetsch’s termination of employment with Knight on the Separation Date, the Company and Mr. Voetsch have entered into a separation agreement (the “Separation Agreement”) which provides, in exchange for a general release of claims, for: (i) total payment to Mr. Voetsch of $4,100,000; (ii) payment to Mr. Voetsch, on the next pay period following May 1, 2012, of a lump sum cash payment equal to the fair market value as of the Separation Date (based upon a fair market value of $12.64 per share) for 251,185 unvested shares of Knight Capital Group, Inc. common stock that were forfeited as of the Separation Date; and (iii) continuation of Mr. Voetsch’s participation in the Company’s group health plan for a period of twelve (12) months at the Company’s expense.

Mr. Voetsch is subject to certain ongoing restrictive covenants, including a six month non-competition restriction and one year non-solicitation and non-hire clauses, along with a perpetual non-disparagement clause.

Mr. Voetsch’s Separation Agreement is attached as Exhibit 10.1. The Separation Agreement is contingent upon Mr. Voetsch’s non-revocation during a statutory revocation period.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Not Applicable

(b)	Pro Forma Financial Information

Not Applicable

(c)	Shell Company Transactions

Not Applicable

(d)	Exhibits

Exhibit 10.1- Separation Agreement between Knight Capital Group, Inc. and Gregory C. Voetsch, dated November 7, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

Dated: November 14, 2011

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Andrew M. Greenstein

Name:	Andrew M. Greenstein
Title:	Managing Director, Deputy General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement between Knight Capital Group, Inc. and Gregory C. Voetsch, dated November 7, 2011.